NEW BRUNSWICK SCIENTIFIC CO., INC.
                        P.O. Box 4005 - 44 Talmadge Road -
                          Edison, NJ 08818-4005 U.S.A.




INVESTOR CONTACTS:

Thomas Bocchino                                Matthew J. Dennis, CFA
Vice President, Finance and Treasurer          NBS Investor Relations
New Brunswick Scientific Co., Inc.             Clear Perspective Group, LLC
732.650.2500                                   440.353.0552
tbocchino@nbsc.com                             mdennis@cpg-llc.com

                         FOR IMMEDIATE RELEASE
                         ---------------------


              NEW BRUNSWICK SCIENTIFIC CO., INC., REPORTS
          SECOND-QUARTER AND FIRST-HALF 2006 FINANCIAL RESULTS



EDISON, NEW JERSEY, AUGUST 10, 2006-New Brunswick Scientific Co., Inc. (NBS) (NASDAQ: NBSC), today announced improved financial results for the 2006 second quarter and first six months ended July 1, 2006.

Net sales for the second quarter of 2006 increased 22.4% to set a new second-quarter record of $18.6 million, compared with last year's second-quarter sales of $15.2 million. For 2006's initial six months, net sales rose 13.6% to a first-half record of $35.6 million from $31.3 million for the comparable period a year ago.

Second-quarter 2006 net income of $1,017,000, or $0.11 per diluted share, surpassed second-quarter 2005 net income of $4,000, or break-even on a per-share basis, with net income for the first six months more than tripling that of the corresponding prior-year period. Net income for the 2006 first half was $1.6 million, or $0.17 per diluted share, versus $411,000, or $0.05 per diluted share, for the 2005 first six months.

The revenue increases during both periods reflect significantly higher domestic and international sales. Compared with a year ago, domestic sales rose 25.7% and 11.0%, respectively, for the 2006 quarter and half, with international sales posting respective 20.1% and 15.4% increases. Overall first-half 2006 revenue growth reflected the impact of higher shipments of fermentation equipment, ultra-low temperature freezers and CO2 incubators, partially offset by a $596,000 foreign currency translation effect on international sales due to the stronger dollar.

Gross margin percentage increased 2.2% and 2.0%, respectively, for the second quarter and first half owing primarily to the increased production volume. Gross margin for the quarter was 41.2% compared with 39.0% in second-quarter 2005; and for the 2006 first half, gross margin was 41.0% versus 39.0% in last year's first six months.

Selling, general and administrative expenses as a percentage of sales decreased for both periods, amounting to 26.5% and 26.8%, respectively, for the 2006 second quarter and first six months. This compares with 30.3% and 29.2%, respectively, for the prior-year periods. Research, development and engineering expenses decreased 7.4% for the quarter and increased 2.4% for the half versus last year's respective periods. R&D expenses for both periods reflect the costs associated with the company's aggressive development schedule for new products.

Income from operations for the current quarter and half improved to $1.6 million and $2.6 million, respectively, compared with $73,000 and $716,000 for the respective year-ago periods.

During the 2006 second quarter, new orders increased 8.6% versus 2005's second quarter. New orders also rose for the first half of the year, up 7.2% from the first six months of 2005. Higher inventory levels, reduced cycle times and improved production efficiency resulted in order backlog only increasing five percent versus the end of last year's second quarter, despite the increase in orders and sales.

Commenting  on  the  results,  co-founder  and  Chairman  David Freedman stated:
"Increased order activity, especially as of late in the country-regionplaceU.S. market, positively impacted our financial results. It both validates our heightened new-product development strategy of recent years and reflects strong end-market demand for our broad line of life science-enabling tools. We are very encouraged by the results generated during the year's first half."

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on  the  link  below:

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ABOUT NEW BRUNSWICK SCIENTIFIC
New Brunswick Scientific Co., Inc., is a leading global provider of a comprehensive line of research equipment and scientific instrumentation for use in the life science industry. The Company's products are used in the creation, maintenance and control of physical and biochemical environments required for the growth, detection and storage of microorganisms for medical, biological and chemical applications, as well as environmental research and commercial product development. NBS is a forerunner in the research and development of pioneering equipment to meet the challenges of new areas of advancement in life science. Established in 1946, New Brunswick Scientific is headquartered in Edison,
New Jersey, with sales and distribution facilities strategically located in the  United  States,  Europe  and Asia. For more information, please  visit  www.nbsc.com  .
               ------------

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the Company. The forward-looking statements include a number of risks and uncertainties which are detailed in Part I, Item 1A, "Risk Factors,", of our Annual Report on Form 10 K for the year ended December 31, 2005 and other risk factors identified herein or from time to time in our periodic filings with the Securities and Exchange Commission. Forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory and other factors. The Company undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

                            -FINANCIAL TABLES FOLLOW-

         NEW BRUNSWICK SCIENTIFIC CO., INC., AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands, except per-share amounts)
                               (Unaudited)

                                THREE MONTHS ENDED          SIX MONTHS ENDED
                           JULY 1, 2006  JULY 2, 2005  JULY 1, 2006 JULY 2, 2005
                           --------------------------  -------------------------

Net sales                       $18,586     $15,180     $ 35,553     $ 31,288

Operating costs and expenses:
  Cost of sales                  10,922       9,267       20,982       19,073
  Selling, general and
    administrative expenses       4,918       4,601        9,544        9,123
  Research, development and
    engineering expenses          1,147       1,239        2,433        2,376
                                  -----       -----        -----        -----
  Total operating costs and
    expenses                     16,987      15,107       32,959       30,572
                                 ------      ------      -------       ------

Income from operations            1,599          73        2,594          716
Other income (expense):
  Interest income                    86          58          174          111
  Interest expense                  (77)       (145)        (167)        (181)
  Other, net                        (35)          2          (65)          21
                                 -------     -------     --------      -------
                                    (26)        (85)         (58)         (49)
                                 -------     -------     --------      -------

Income (loss) before income
  tax expense (benefit)           1,573         (12)       2,536          667
Income tax expense (benefit)        556         (16)         936          256
                                 -------     -------      ------        -----
Net income                       $1,017          $4       $1,600         $411
                                  =====      =======      ======        =====
Basic income per share           $ 0.11      $  0.00      $ 0.18     $   0.05
                                 ======      =======      ======        =====
Diluted income per share     $    0.11       $  0.00      $ 0.17     $   0.05
                                 ======      =======      ======        =====

Basic weighted average number of
 shares outstanding               9,175       8,951        9,111        8,922
                                  =====      =======       =====     ========
Diluted weighted average number of
 shares outstanding               9,232       9,002        9,172        8,988
                                  =====      =====         =====     ========



                    SELECTED CONSOLIDATED BALANCE SHEET ITEMS
                             (Dollars in thousands)
                                   (Unaudited)
                                            JULY 1, 2006     DECEMBER 31, 2005
                                            ------------     -----------------

Cash and cash equivalents                        $ 7,847     $ 11,351
Accounts receivable, net                          12,589       11,989
Inventories                                       15,358       13,155
Property, plant and equipment, net                 8,185        6,595
Total assets                                      56,402       54,966
Accounts payable and accrued expenses              8,294       10,782
Long-term debt, net of current installments        1,182        1,389
Shareholders' equity                              41,170       36,718
Working capital                                   24,713       22,870
Current ratio                                  2.9  to 1     2.5 to 1